As filed with the Securities and Exchange Commission on October 3, 2012
Registration No. 333-121912

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311-6104
(Address of Principal Executive Offices)	(Zip Code)

Michael B. Bayer
Senior Vice President, Business & Legal Affairs
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California  91311-6104
(Name and address of agent for service)

(818) 407-9100
(Telephone number, including area code, of agent for service)

Copy to:

David J. Katz
Perkins Coie LLP
1888 Century Park E., Suite 1700
Los Angeles, California 90067-1721
(310) 788-9900

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SHARES

 This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3, which was filed with the Securities and Exchange Commission  on January 7, 2005 (File No. 333-121912) (the “Registration Statement”) by Image Entertainment, Inc. (the “Registrant”).

On April 2, 2012, the Registration entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RLJ Acquisition, Inc., a Nevada corporation (“RLJ”).  Pursuant to the Merger Agreement, and completion of the transactions contemplated thereby, on October 3, 2012, RLJ and Registrant became wholly owned subsidiaries of RLJ Entertainment, Inc., a new holding company formed to effect the transactions contemplated by the Merger Agreement (the “Merger”).

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all remaining securities registered under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on October 3, 2012.

IMAGE ENTERTAINMENT, INC.

By:	/s/ John P. Avagliano
John P. Avagliano
Chief Operating Officer and Chief Financial Officer